Corporation: [ABC Company]
Case Number: [123456789]
The Lincoln National Life Insurance Company
(the "Company")
A Stock Company
Home Office Location:                                                                                    [Fort Wayne, Indiana]
Administrator Mailing Address:                                                                                    The Lincoln National Life Insurance Company
[350 Church Street
Hartford, CT 06103-1106]
The Lincoln National Life Insurance Company agrees to pay the Death Benefit Proceeds to the Beneficiary after receipt of Due Proof of Death that the Insured's death occurred while this Policy is In Force and to provide the other rights and benefits according to the terms of this Policy.
Read this Policy Carefully
This is a legal contract between you and us.  This Policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of this Policy.  In consideration of the application and the payment of premiums as provided, this Policy is executed by us as of the Policy Date at the Administrator Mailing Address shown above.  Pay particular attention to the Policy Specifications as they are specific to you and may contain important terms and conditions.
Right to Examine this Policy
You may return this Policy for any reason to the insurance agent through whom it was purchased, to any other insurance agent of the Company or to us at the Administrator Mailing Address listed above within [10] days after its receipt ([30] after its receipt where required by law if this Policy is issued in replacement of other insurance) If returned, this Policy will be considered void from the Policy Date and we  will refund, as of the date the returned Policy is received by us, the Accumulation Value less Debt plus any charges and fees taken under the Policy's terms.
ANY BENEFITS, INCLUDING DEATH BENEFITS, AND VALUES PROVIDED BY THIS POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT(S) ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
The Death Benefit Proceeds on the Policy Date equal the Initial Specified Amount of this Policy. Thereafter, the Death Benefit Proceeds may vary under the conditions described in the "Insurance Coverage and Death Benefit Provisions" of this Policy.
            []                                                                                                                []
                     [President]                                                                                                                                              [Secretary]
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE
Death Benefit Proceeds are payable upon the Insured's death while this Policy is In Force; the Death Benefit Proceeds may be increased or decreased. The Surrender Value is payable upon surrender of this Policy. Flexible premiums are payable to the earlier of the Maturity Date or the Insured's death.  Initial Planned Premium and additional Riders and/or benefits are shown in the Policy Specifications. This Policy is non-participating; it is not eligible for dividends.
For information or assistance regarding this Policy call: [877-533-0117]

Table of Contents
Provision Page*
Summary of Policy Features 3a
Policy Specifications PS
Summarizes benefits that you purchased including charges and expenses.
Riders and Benefits Charges PSRS
Expense Charges and Fees PS1
Table of Guaranteed Maximum Cost of Insurance Rates PS2
Corridor Percentages Table PS3
Definitions5
The Contract8
Ownership8
Beneficiary9
Insurance Coverage and Death Benefit Provisions10
Changes in Insurance Coverage12
Premium and Allocation Provisions13
Grace Period, Continuation of Insurance and Reinstatement Provisions14
Policy Values Provisions16
Separate Account Provisions18
Transfer Privilege Provisions19
Surrender Provisions20
Loan Provisions21
General Provisions23
Effect of Policy on Riders Provisions24
Effect of Riders on Policy Provisions25
Settlement Options
*Page 4 is intentionally blank.
Amendments, Endorsements, or Riders, if any, and a copy of the application follow Page .

Summary of Policy Features
This summary is not a substitute for reading the entire Policy carefully. This summary is an overview of the important features and operations of your Policy.  It is meant to give you a basic understanding of your Policy.  Specific details regarding these features are only provided in the Policy provisions and cannot fully be described in a summary.
Flexible Premium Variable Adjustable Life Insurance Policy   Flexible Premium Variable Adjustable Life Insurance is our generic name for variable universal life insurance.  Variable universal life insurance is individual life insurance in which cash value appreciation is based on the investment performance of segregated investment accounts (also known as "Separate Accounts"). This policy is offered by us only to banks and corporations and provides life insurance coverage and or additional supplemental benefits on the lives of their key employees.  It may also provide tax advantages. "Flexible premium" means that you may pay premiums by any method agreeable to us, at any time prior to the Maturity Date and in any amount subject to certain limitations.  It is important to maintain the payment(s) of your Initial Planned Premium, as shown in the Policy Specifications, in order to keep your Policy In Force.
This Policy provides for a Fixed Account and a Separate Account as described in the Policy Specifications.  Based on the allocation instructions you provide, we will direct any Net Premium into one or more of these accounts.
The Fixed Account is part of our general assets, may be subject to claim of our creditors and is not subject to market fluctuation. Interest is credited and is subject to a guaranteed minimum rate.
The assets held in the Separate Account are kept separate from our general account assets, the value of which will fluctuate based on their market performance.  Please see the "Separate Account Provisions" and the Policy Specifications for more details.
Coverage Duration
The length of time your Policy remains In Force will vary based on changes in the following factors:
	Frequency, timing and amount of any premium payment(s).
	Policy changes such as loans, partial surrenders, increases or decreases in Specified Amount and the addition or removal of Riders.
	Interest credited to your Accumulation Value from the Fixed Account.
	Separate Account performance.
	Monthly Deductions.
Accumulation Value   The Accumulation Value is a key component of your Policy.  We apply a charge to each premium you pay and subtract this charge from your premium payment before applying the remaining amount to the Fixed Account and the Separate Account in accordance with your allocation instructions. The Accumulation Value is the total of the Fixed Account Value, Separate Account Value and the Loan Collateral Account Value.
On a monthly basis, we deduct the cost of providing the coverage (the Cost of Insurance) along with the cost of any additional benefits and/or Riders and Monthly Administrative Fees.  This charge is known as the "Monthly Deduction" and is deducted from the Fixed Account and the Separate Account in the same proportion as the balances invested in the total of such account(s).
On a monthly basis, we will deduct a Mortality and Expense Risk Charge from each Sub-Account.
Subject to the guaranteed maximum and guaranteed minimums shown in your Policy Specifications; we can change these charges based on certain contractually identified factors.  We can also change interest rates credited to this Policy at any time based on certain contractually identified factors subject to a minimum rate.

Simply put, premium accrued, interest additions, and positive investment performance can increase the Accumulation Value.  Charges, deductions and negative investment performance decrease the Accumulation Value.  Please refer to your Policy Specifications for additional charges that may apply.  If additions exceed deductions, your Accumulation Value increases; if deductions exceed additions, your Accumulation Value decreases.  If the Surrender Value (Accumulation Value less Debt) becomes so small that we cannot take an entire Monthly Deduction, your Policy may terminate; see the "Grace Period" provision.
Interest   Interest is a component of your Policy.  Do not assume that interest rates will remain constant for any extended period of time. At any time, we may change interest rates credited to the Fixed Account based on certain contractually identified factors subject to a guaranteed minimum rate shown in the Policy Specifications.
Separate Account Performance   The investment performance of the Separate Account can vary greatly and may increase or decrease and is not guaranteed.  You are able to select, monitor and change allocation choices to meet your objectives or investment conditions.
Monitoring Your Policy's Performance   We will send you an Annual Report (Statement of Account) of your Policy to help you monitor your Policy values and compare it to your objectives when you purchased your Policy.  Ask your life insurance agent to explain anything you do not understand.  You may need to adjust your premiums to achieve your insurance objectives.  You may Request from us, at any time while your Policy is In Force, an In Force projection of future death benefits and Policy values.  We are also available to answer your questions and assist you in making changes to your Policy.
Some Important Things You Should Do
a.	Provide us with any change in your mailing address in a timely manner.
b.	Pay sufficient premiums on time to keep your Policy In Force.
c.	Notify us of any change in Beneficiary.

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Definitions
Accumulated Premium Amount  The Accumulated Premium Amount is determined by us on each Monthly Anniversary Day and equals the sum of all premiums paid.   However, we will reduce this by the amount of any withdrawal/partial surrender.  The Accumulated Premium Amount will never be less than zero.
Accumulation Value   The sum of (1) the Fixed Account Value plus (2) the Separate Account Value plus (3) the Loan Collateral Account Value under this Policy, as described in the "Policy Values Provisions."
Administrator Mailing Address   Our principal place of business shown on Page 1.  May also be referred to as "Administrator Office" or "Service Office."
Attained Age (Age)   The Insured's Issue Age plus the number of completed Policy Years that have elapsed since the Policy Date. The Insured's Attained Age increases by one on each Policy Anniversary. For purposes of this Policy, the Insured's Attained Age increase will always occur on the Policy Anniversary regardless of when the Insured's actual birthday occurs.
Beneficiary   The person(s) or entity(ies) named in the application for this Policy, unless later changed as provided for by this Policy, to whom we will pay the Death Benefit Proceeds upon the Insured's death.
Cost of Insurance   The monthly cost of providing life insurance under this Policy.
Date of Issue   The date from which Suicide and Incontestability periods are measured.  The Date of Issue is shown in the Policy Specifications.
Death Benefit Proceeds   The amount payable upon the Insured's death as described in the "Death Benefit Proceeds" provision.
Debt   The total amount of any outstanding loans against this Policy, including loan interest accrued but not yet charged.  May also be referred to as "Indebtedness."  On any day, Debt is equal to the principal of the loan plus accrued interest on the loan.
Due Proof of Death   A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to us.
Evidence of Insurability   Evidence satisfactory to us related to the health, financial and other circumstances that may impact the insurability of the Insured.
Fixed Account   An account into which you may allocate your Net Premiums and transfer values according to your allocation instructions. This account is part of the Accumulation Value and is credited with interest as explained in the "Interest Credited Under Fixed Account" provision. This account is a part of the Company's general account and its assets are general assets of the Company.  The Guaranteed Minimum Fixed Account Interest Rate is shown in the Policy Specifications.  Please refer to the "Policy Values Provisions."
In Force   Not terminated for any reason.
Insured   The person whose life is insured under this Policy.
Irrevocable Beneficiary   A Beneficiary named by you as irrevocable. Any Beneficiary that you designate as irrevocable must provide consent for you to exercise certain ownership rights as specified in this Policy.
Issue Age   The Insured's age nearest birthday on the Policy Date.
Lapse   Terminate without value.
Loan Collateral Account   The account in which amounts equal to the loans taken under this Policy, including capitalized loan interest, are held once transferred out of the Fixed Account and Sub-Account(s).  The Loan Collateral Account is part of our general account.  Please refer to the "Policy Values Provisions."

Fund(s)   One or more of the open-end management investment companies, shares of which are held by Sub-Account(s) under this Policy.
Maturity Date   The date on which, if this Policy is In Force, the policy changes described in the "Continuation of Coverage After the Maturity Date" provision will take place. Refer to the "Continuation of Coverage After the Maturity Date" provision for details.  The Maturity Date is shown in the Policy Specifications.
Monthly Anniversary Day   The day of the month shown in the Policy Specifications when we deduct the Monthly Deduction, or the next Valuation Day if the Monthly Anniversary Day is not a Valuation Day.
Monthly Deduction   The amount deducted on each Monthly Anniversary Day from the Net Accumulation Value for certain expenses and the Cost of Insurance, as described in the "Monthly Deduction" provision.
Mortality and Expense Risk ("M&E") Charge Rate   A rate assessed by us as a percentage of the value of each Underlying Fund for its assumption of mortality and expense risks. The Guaranteed Maximum M&E Charge Rate is shown in the Policy Specifications.
Net Premium   The portion of a premium payment, after deduction of an amount not to exceed the Guaranteed Maximum Premium Load Percentage, Premium Tax at Issue Percentage and Guaranteed Maximum DAC Tax Percentage shown in the Policy Specifications, available for allocation to the Fixed Account or Sub-Account(s).
Net Accumulation Value   An amount equal to the Accumulation Value less the Loan Collateral Account Value.
Notice, Election, Request   With respect to any notice, election or request to us, this term means a written form of communication satisfactory to us and received at our Administrator Mailing Address. We retain the right to agree in advance to accept communication by telephone or some other form of transmission, in a manner we prescribe. Before we receive your communication at our Service Office, we will not be responsible for any action we take or allow that conflicts with your communication. With respect to any Notice, Election or Request from us to you or any other person, this term means a written form of communication by ordinary mail to such person at the most recent address in our records. If agreed to in advance by you, we may also send communication to you by some other form of transmission.  May also be referred to as "Written Request," "In Writing" or "Written Notice."
1933 Act   The Securities Act of 1933, as amended.
1940 Act   The Investment Company Act of 1940, as amended.
Owner   The person(s) or entity(ies) shown in the Policy Specifications who may exercise rights under this Policy, unless later changed as provided for by this Policy.  If no Owner is designated in the Policy Specifications, the Insured will be the Owner.
Policy Anniversary   The same date (month and day) each Policy Year as the Policy Date for each succeeding year this Policy remains In Force.
Policy Date   The date on which life insurance begins if the necessary premium has been paid.  This is also the date from which Monthly Anniversary Days, Policy Anniversaries, Policy Months, Policy Years, and premium due dates are determined.  The Policy Date is shown in the Policy Specifications.
Policy Month   The period from one Monthly Anniversary Day up to, but not including, the next Monthly Anniversary Day.

Policy Specifications   The pages of this Policy which show your benefits, premiums, costs, and other Policy information.
Policy Year(s)   The one year period beginning on the Policy Date and ending one day before the Policy Anniversary and each subsequent one year period beginning on a Policy Anniversary.
Premium Class   The Insured's classification under this Policy, determined by our underwriting evaluation, as shown in the Policy Specifications.
SEC   The Securities and Exchange Commission.
Separate Account   A segregated account with Sub-Account(s) thereunder.  You may allocate your Net Premiums or transfer amounts to these accounts.  Separate Account assets are not chargeable with the Company's general liabilities.  Separate Account assets are kept separate from our general assets.
Specified Amount   The amount you chose which is used to determine the amount of the death benefit and the amount of Rider benefits, if any.  The Minimum Specified Amount allowable under this Policy and the Specified Amount at issue ("Initial Policy Specified Amount") are shown in the Policy Specifications.  The Specified Amount may be increased or decreased as described in this Policy.
Sub-Account(s)   Divisions of the Separate Account(s) created by the Company to which you may allocate your Net Premiums and among which amounts may be transferred.
Surrender Value   The Accumulation Value on the date of surrender or partial surrender, less any Debt.
Underlying Fund(s)   The Underlying Fund(s) are the investments that may be held by the Separate Account in its Sub-Accounts to which the Net Premiums may be allocated.  See "Investments of the Sub-Accounts" provision for additional details.
Valuation Day   Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.
Valuation Period   The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.
Variable Accumulation Unit   A unit of measure used to calculate the value of a Sub-Account as described in the "Variable Accumulation Unit Value" provision.
You, your   The Owner(s) of this Policy.
We, our, us   The Company.

The Contract
Entire Contract   This Policy, the application for this Policy, and any Amendment(s), Endorsement(s), Rider(s), and supplemental application(s) that may be attached are the entire contract between you and us.  All statements made in an application will, in the absence of fraud, be deemed representations and not warranties.  We will not use any statement to contest this Policy unless it is contained in an application and a copy of the application is attached to this Policy when issued.
Changes to Contract Terms   Only an authorized Officer of the Company may make or modify the terms of this Policy or any of its Amendments, Endorsements or Riders.  Any such changes must be provided in a Notice in order to be effective.
We reserve the right to make changes in this Policy or to make distributions from this Policy to the extent we deem necessary, in our sole discretion, to continue to qualify this Policy as life insurance.  Any such changes will apply uniformly to all Policies that are affected.  You will be given advance Notice of such changes.
Non-Participating   This Policy is not entitled to share in the distribution of our surplus.
Misstatement of Age or Sex   If the date of birth or sex of the Insured is misstated, we will adjust the Death Benefit Proceeds to the amounts that would have been provided by the most recent Cost of Insurance deduction at the correct Issue Age and sex. The Accumulation Value will not be affected.
Incontestability   Except for nonpayment of premium, this Policy will be incontestable after it has been In Force for 2 years from the Date of Issue shown in the Policy Specifications.  This means that we will not use any material misstatement in the application to challenge a claim or contest liability after that time.
Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been In Force for 2 years.  The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase.
If this Policy is reinstated, the basis for contesting after reinstatement will be:
a.	limited to the remainder of the original contestable period, if any, for material misrepresentations made in the original application; and
b.	limited for a period of 2 years from the date of reinstatement for material misrepresentations made in the reinstatement application.
Ownership
Rights of Owner   While the Insured is living, except as provided below and subject to any applicable state law, you may exercise all rights under this Policy including, but not limited to, the right to:
a.	return this Policy under the "Right to Examine this Policy" provision;
b.	surrender this Policy;
c.	agree with us to any change in or amendment to this Policy;
d.	transfer all your rights to another person or entity;
e.	change the Beneficiary (unless you have designated an Irrevocable Beneficiary);
f.	assign this Policy;
g.	effect a loan;
h.	effect a transfer to or from the Fixed account or Sub-Account(s);
i.	make premium payments that are to be allocated to the Fixed account or Sub-Account(s);
j.	effect a partial surrender (i.e. withdrawal);
k.	effect a reinstatement; and
l.	change the amount and frequency of premium payments.
You must have the consent of any assignee recorded with us to exercise your rights under this policy. You may exercise your rights subject to the consent of any Irrevocable Beneficiary, subject to any applicable law.

Unless provided otherwise, if you are not the Insured and you die before the Insured, all of your rights under this Policy will transfer and vest in your executors, administrators or assigns.
Transfer of Ownership   Subject to our approval, you may transfer all of your rights under this Policy by submitting a Request.  The Request does not need to be signed by the Beneficiary unless you have designated an Irrevocable Beneficiary. You may revoke any transfer prior to it being recorded by us by submitting a Request.  A transfer of ownership, or a revocation of transfer, will not take effect until recorded by us. Once we have recorded the transfer or revocation of transfer, it will take effect as of the date of the latest signature on the Request.  On the effective date of transfer, the transferee will become the Owner and will have all the rights and be subject to the limitations of the Owner as described under the "Rights of Owner" provision of this Policy.  Unless you direct us otherwise, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of transfer.
Assignment   To assign this Policy you must submit a Notice.  Before we receive your Request at our Service Office, we will not be responsible for any action we take or allow that conflicts with your Request.  We will not be responsible for the validity or sufficiency of any assignment.  While an assignment is in effect, to the extent provided under the terms of the assignment, an assignment will:
a.	transfer the interest of any designated transferor; and
b.	transfer the interest of any Beneficiary, unless an Irrevocable Beneficiary has been designated.
Beneficiary
Beneficiary   You may designate one Beneficiary or more than one Beneficiary.  If you designate more than one Beneficiary, any Death Benefit Proceeds payable will be paid in equal shares to the survivors in the appropriate Beneficiary class, unless you Request otherwise.  If no Beneficiary is alive when the Death Benefit Proceeds become payable or in the absence of any Beneficiary designation, Death Benefit Proceeds will transfer and vest in you or in your executors, administrators or assigns.
Change of Beneficiary   While the Insured is alive, you may change the Beneficiary by submitting a Request. You may not change the Beneficiary if an Irrevocable Beneficiary has been designated without consent from the Irrevocable Beneficiary.  Any change will take effect as of the date the Request is signed subject to any payments we make or other actions we take before we receive it. The Insured need not be living when the Requested change is recorded at our Administrator Mailing Address, however the Requested change must be delivered to us prior to the Insured's death. The Beneficiary does not have to sign the Request unless you have designated an Irrevocable Beneficiary.

Insurance Coverage and Death Benefit Provisions
Dates of Coverage   The dates of coverage under this Policy will be as follows:
a.
For all coverages provided in the original application, the effective date of coverage will be the Policy Date provided the initial premium has been paid and the Policy has been accepted by you: (1) while the Insured is living; and (2) prior to any change in the Insured's health or any other factor affecting insurability of the Insured as represented in the application for this Policy.

b.
For any increase, decrease, or addition to coverage, the effective date of coverage will be the Monthly Anniversary Day on or next following the day we approve the application for the increase, decrease, or addition to coverage, and the first month's Cost of Insurance for the increase, if applicable, is deducted as described in the "Increases in Specified Amount" provision, provided the Insured is living on such day.

c.	For any insurance that has been reinstated, the effective date of coverage will be the date as described in the "Reinstatement" provision.
Termination of Coverage   All coverage under this Policy terminates on the first of the following to occur:
a.	a full surrender of this Policy;
b.	the Insured's death; or
c.	failure to pay the amount of premium necessary to avoid termination before the end of any applicable grace period.
No action by us after this Policy has terminated, including any Monthly Deduction made effective after termination of coverage, will constitute a reinstatement of this Policy or waiver of the termination.  Any such deduction will be refunded.
Death Benefit Proceeds   If the Insured dies while this Policy is In Force and upon Notice of Claim, we will pay Death Benefit Proceeds equal to the greater of:
a.	the amount determined under the Death Benefit Option in effect on the date of the Insured's death, less any Debt; or
b.
an amount equal to the Accumulation Value on the Insured's date of death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications less any Debt. This amount may also be referred to as the "Minimum Required Death Benefit" in Amendment(s), Endorsement(s), and Rider(s) attached to this Policy.

Death Benefit Options   The Death Benefit Option on the Policy Date is shown in the Policy Specifications.  This Policy provides for the following Death Benefit Options:
a.
Death Benefit Option 1 (Level): The death benefit equals the Specified Amount on the date of the Insured's death less any partial surrenders (i.e. withdrawals) requested after the date of death but processed before we receive Notice of the Insured's death.

b.
Death Benefit Option 2 (Increasing): The death benefit equals the Specified Amount on the date of the Insured's death plus the Accumulation Value on the date of death, less any partial surrenders (i.e. withdrawals) requested after the date of death but processed before we receive Notice of the Insured's death.

c.
Death Benefit Option 3 (Increase by Premium): The death benefit equals the Specified Amount on the date of the Insured's death plus the Accumulated Premium Amount, as described below, on the date of the Insured's death, less any partial surrenders (i.e. withdrawals) requested after the date of death but processed before we receive Notice of the Insured's death.

For Death Benefit Option 3, a partial surrender will reduce the Accumulated Premium Amount by the amount of the partial surrender.  If the amount of the partial surrender exceeds the Accumulated Premium Amount, the Specified Amount will be reduced by the excess amount.

Notice of Claim   Unless you are the Insured, you or someone on your behalf should provide us with Notice of Due Proof of Death within 30 days or as soon as reasonably possible after the Insured's death. If you are the Insured, the Notice of Due Proof of Death may be provided by your estate representative or on behalf of the Beneficiary(ies).
Income Tax on Death Benefits   This Policy is intended to qualify as life insurance under the Internal Revenue Code so that the Death Benefit Proceeds will not be taxable as income to the Beneficiary(ies).  To do so, this Policy must qualify under one of two tests, the Cash Value Accumulation Test or the Guideline Premium Test as defined in Internal Revenue Code Section 7702. The Death Benefit Qualification Test for this Policy is shown in the Policy Specifications and cannot be changed.  Unless you Elect otherwise when applying for this Policy, the Death Benefit Qualification Test will be the Cash Value Accumulation Test.
Suicide   If the Insured commits suicide, whether sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of the premiums paid less any Debt and any partial surrenders.
If the Insured commits suicide, whether sane or insane, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges paid for the cost of the increase in the Specified Amount.
Method of Payment   Upon the Insured's death while the Policy is In Force, Death Benefit Proceeds may be paid in a lump sum or left with us for payment under a settlement option that we make available.
Interest on Death Benefit   We will pay interest on any Death Benefit Proceeds payable as required by law.
Continuation of Coverage After the Maturity Date  Unless otherwise agreed to by you and us, if this Policy is In Force on the Maturity Date (but not in the grace period), at that time all In Force Riders attached to this Policy will terminate and we will:
a.
set the death benefit equal to the Accumulation Value regardless of the Death Benefit Option in effect prior to the Maturity Date. No changes will be allowed with respect to Death Benefit Option or Specified Amount;

b.	transfer any value in a Separate Account to the Fixed Account;
c.	no longer accept premium payments;
d.	continue to credit interest to the Fixed Account as described in the "Interest Credited Under Fixed Account" provision;
e.	no longer charge Monthly Deductions under this Policy;
f.	no longer allow partial surrenders;
g.
continue to charge interest on existing loans (loan interest rates will apply as shown in the Policy Specifications) and loan repayments can continue to be made. Note: You may repay all or part of a loan at any time while this Policy is In Force;

h.	allow loans to be taken; and
i.	continue this Policy In Force until it is surrendered or the Death Benefit Proceeds become payable.

If this Policy is in the grace period at the Maturity Date, you will need to pay Monthly Deductions as provided in the "Grace Period" provision, until the Maturity Date.
With regard to the changes in benefits detailed under this provision, there is uncertainty whether this Policy would continue to qualify as life insurance in the year the Policy reaches the Maturity Date. There is also some uncertainty whether you would be viewed as constructively receiving the Accumulation Value at any time when this Policy's Accumulation Value is equal to the death benefit. You should consult a tax advisor concerning these issues.
Changes in Insurance Coverage
Upon your Request while the Insured is living and prior to the Maturity Date, the insurance coverage may be changed as described in this section.
Changes in insurance coverage will be effective on the Monthly Anniversary Day on or next following the date we approve your Request for the change, unless another date acceptable to us is requested.
Increases in Specified Amount   Upon your Request and subject to Evidence of Insurability, the Specified Amount may be increased. You will be notified of any additional Monthly Administrative Fees and Cost of Insurance to an increase in the Specified Amount.  The amount will be withdrawn from the Net Accumulation Value in the same order as described under the "Monthly Deductions" provision.
Decreases in Specified Amount   Upon your Request, the Specified Amount may be decreased any time after the first Policy Year. The Specified Amount may not be decreased below the Minimum Specified Amount shown in the Policy Specifications.  Any decrease in Specified Amount will be deducted in the following order: (a) from the most recent Specified Amount increase, if any; (b) successively from the next most recent Specified Amount increase, if any; and (c) from the Initial Policy Specified Amount. At least 12 months must elapse after an increase before a decrease in Specified Amount can be made.  Please note that we will not allow a decrease in Specified Amount below the minimum Specified Amount required to maintain the qualification of this Policy as life insurance under the Internal Revenue Code.
Changes in Death Benefit Options    We will not allow changes from Death Benefit Option 3 to Death Benefit Option 2 or any change to Death Benefit Option 3. Unless provided otherwise, you may effect a change in the Death Benefit Option subject to the following:
a.
You must submit a supplemental application for any change in coverage.  All such changes are subject to our approval.  If we approve your Request, a supplement to the Policy Specifications will be endorsed to this Policy and sent to you once the change is completed.

b.	If we approve your Request, the change will become effective as described in the "Dates of Coverage" provision.
Any change in Death Benefit Option is subject to the following conditions:
a.	Death Benefit Option changes are not allowed if the Specified Amount will be reduced below the Minimum Specified Amount shown in the Policy Specifications.
b.	Evidence of Insurability is required.
c.	We will not allow a decrease in the amount of insurance below the minimum amount required to maintain this Policy as a life insurance under the Internal Revenue Code.
If the above requirements are met, the following Death Benefit Option changes will be allowed:
a.	Change from Death Benefit Option 1 to Death Benefit Option 2. The Specified Amount will be reduced to equal the Specified Amount less the Accumulation Value at the time of the change.
b.	Change from Death Benefit Option 2 to Death Benefit Option 1. The new Specified Amount will be equal the Specified Amount plus the Accumulation Value at the time of the change.
c.
Change from Death Benefit Option 3 to Death Benefit Option 1: The Specified Amount will be increased to equal the Specified Amount prior to the change, plus the Accumulated Premium Amount at the time of the change.

Premium Class Changes   Premium Class changes (such as a change in the Insured's smoker status) may occur prior to the Maturity Date upon your Request at any time after the first Policy Year, subject to Evidence of Insurability.
Rider and/or Benefit Additions   If available, and subject to any underwriting guidelines and Evidence of Insurability requirements, you may Request that Rider(s) be added to this Policy after the Policy Date.
Change of Plan   This policy may be exchanged for another policy only if we consent to the exchange and all requirements for the exchange as determined by us are met.
Policy Split Prohibition   This Policy may not be split to create more than one individual life insurance policy on the life of the Insured.
Premium and Allocation Provisions
Payment of Premiums   The initial premium is due on the Policy Date and is payable on or before delivery of this Policy; this payment of premium must be equal to or exceed the amount necessary to provide for two Monthly Deductions.  All subsequent premium payments may be paid at any time prior to the Maturity Date and in any amount, subject to the following provisions, unless otherwise agreed to by us by Notice.  However, sufficient premium must be paid to keep this Policy In Force.  Please see "Planned Premiums" provision below.
Premium payments, after the first, can be made as follows:
a.	Through prearranged withdrawals from a checking account or other designated account by contacting the Administrator Office; or
b.	Sent to any premium address designated by us.
Sufficient premium payments must be paid in order to keep this Policy In Force. A change in the frequency, timing and amount of any premium payment(s) may decrease or increase the length of time this Policy will remain In Force and additional premium payments may be required.
Planned Premiums   You choose how much premium you will pay and the frequency of such payments (the "Planned Premium"). The Initial Planned Premium you elected is shown in the Policy Specifications. You may change the amount and frequency of premium payments.  Changes in the amounts or frequency of such payments are subject to our approval.  Any change in the planned premiums may impact the Policy values and benefits.  We will send premium reminder notices for the amounts and frequency of payments you establish.  We reserve the right to stop sending reminder notices if no premium payment is made within 2 Policy Years.
Additional Premiums   You may make additional premium payments in an amount no less than the Minimum Premium Payment Amount as shown in the Policy Specifications at any time before the Policy reaches the Maturity Date.  We reserve the right to limit the amount or frequency of any such additional premium payments in accordance with the "Compliance with the Internal Revenue Code" and "Modified Endowment" provisions. We also reserve the right to require Evidence of Insurability for any premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulation Value.  If Evidence of Insurability is not received, the premium, or any portion of the premium, may be returned. Your premiums are payable in United States currency. We will provide a premium receipt signed by an Officer of the Company upon Request as required by the laws of the state in which this Policy is delivered. Any additional payment we receive will be applied as premium and not to repay any outstanding loans, unless you Request otherwise.
Premium Refund   Any premium paid after the beginning of the Policy Month of the Insured's death will be refunded as part of the Death Benefit Proceeds, unless you Request otherwise prior to our payment.

Premium Allocation Instructions   You must provide us with Notice of your premium allocation instructions. The premium allocation instructions, as directed by you, determines how the Net Premium will be allocated between the Fixed Account and Sub-Account(s) under this Policy. Each of your Net Premiums must be allocated to these accounts in its entirety.  Allocations must be made in whole percentages and must total one hundred percent.  Premium payments will be allocated net of the Premium Load, DAC Tax, and Premium Tax, as applicable, as described in the "Expense Charges and Fees" section of the Policy Specifications. You may change your allocation instructions at any time by submitting a Request to us.
All Net Premiums received before the end of the "Right to Examine Period" will be allocated as described in the "Right to Examine this Policy" provision. Subsequent Net Premiums will be allocated on the same basis as the most recent Net Premium unless you Request otherwise.
Optional Sub-Account Allocation Programs - Program Participation   You may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing. Transfers made in conjunction with either of these programs do not count against the free transfers available. The Fixed Account is not available for Automatic Rebalancing. You may not participate in both Dollar Cost Averaging and Automatic Rebalancing at the same time.
We reserve the right to modify the terms and conditions of, or suspend, these programs upon ninety (90) days advance Notice to you.
Dollar Cost Averaging   Dollar Cost Averaging systematically transfers specified dollar amounts during the first Policy Year from the Fixed Account and Sub-Account(s) specified by you.  The Accounts Available from which to Transfer Funds for Dollar Cost Averaging are shown in the Policy Specifications.  You may only participate in one Dollar Cost Averaging program at a time.  Transfer allocations may be made to 1 or more of the other Sub-Account(s) and the Fixed Account on a monthly or quarterly basis.   Allocations may not be made to the same account from which amounts are to be transferred.  Dollar Cost Averaging terminates automatically:
a.	if the value in the Fixed Account or Sub-Account(s) specified by you is insufficient to complete the next transfer;
b.	7 calendar days after we receive your Request for termination of Dollar Cost Averaging;
c.	after 12 or 24 months, as elected by you; or
d.	if this Policy is terminated.
Automatic Rebalancing   Automatic Rebalancing periodically restores the percentage of Accumulation Value allocated to each Sub-Account to a level pre-determined by you.  The pre-determined level is the allocation initially selected at the time of application, until changed by you. If Automatic Rebalancing is elected, all Net Premiums allocated to the Sub-Account(s) will be subject to Automatic Rebalancing.  Automatic Rebalancing will occur on a quarterly basis, semi-annual or annual basis, as elected by you.
Grace Period, Continuation of Insurance and Reinstatement Provisions
Grace Period   This Policy will enter the grace period if on any Monthly Anniversary Day the Net Accumulation Value is less than the required Monthly Deduction, or if the amount of the Debt equals or exceeds the Accumulation Value.
We will allow a grace period of 61 days, beginning on the Monthly Anniversary Day this Policy enters the grace period, in order for you to pay Net Premium sufficient to maintain coverage for 3 Policy Months from the date this Policy enters the grace period (this would include the cost of Monthly Deductions due and unpaid during the grace period, plus an amount sufficient to restore the Net Accumulation Value to cover the cost of the Monthly Deduction due on the Monthly Anniversary Day immediately following the end of the grace period).

If the total amount paid to us during the grace period is not sufficient, all coverage under this Policy will Lapse.  However, a greater amount will be accepted, as additional premium will be due after the end of this period to maintain coverage for additional Policy Months.
We will send Notice to you and to any assignee of record at least 31 days before the end of the grace period.  The Notice will state the amount of premium as noted above.  All coverage under this Policy will Lapse if you do not pay this amount on or before 61 days beginning on the date the policy enters the grace period.
If the Insured dies within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.
Continuation of Insurance   If premiums are discontinued on any date, the Net Accumulation Value on that date will be used to determine if coverage is provided under this provision. This Policy and all Amendments, Endorsements, and Riders will continue In Force according to their terms as long as the Net Accumulation Value is sufficient to cover the Monthly Deduction. If the Net Accumulation Value is insufficient, this Policy will terminate according to the "Grace Period" provision.
Reinstatement   If this Policy has Lapsed as described in the "Grace Period" provision, you may reinstate this Policy within 5 years from the date of Lapse provided:
a.	this Policy has not been surrendered;
b.	the Insured's death has not occurred since the date of Lapse;
c.	you submit a Request and an application for reinstatement while the Insured is living;
d.	you submit Evidence of Insurability;
e.	you pay Net Premium equal to Monthly Deductions due and unpaid during the grace period;
f.	you pay enough Net Premium to keep this Policy and any reinstated Riders In Force for at least 3 Policy Months after the date of reinstatement; and
g.	you pay or reinstate any Debt as of the date of Lapse.
The Surrender Value on the date of reinstatement will equal:
1.	the Accumulation Value at the time of policy termination;
2.	plus any Net Premiums credited at the time of reinstatement including the amounts stated in e. and f. above;
3.	minus any Debt at the time of reinstatement.
In addition to the minimum required payment to keep this Policy In Force as stated in e. and f. above, we recommend that you resume your Planned Premium to provide coverage beyond the initial period following the date of reinstatement. Please contact us if you need assistance in determining an updated Planned Premium.
Limitations may apply to the reinstatement of additional Riders that may be attached, as stipulated in the provisions of the additional Riders. The reinstated Policy will be effective as of the Monthly Anniversary Day on or next following the date on which we approve the application for reinstatement. At the time of reinstatement, any charges will be based on the duration from the Policy Date as though this Policy had never Lapsed.

Policy Values Provisions
This Policy provides Policy Values which may be available to you for partial surrender, policy loans or full surrender.  They are also used to calculate your Death Benefit Proceeds.  The following provisions describe how these values are calculated.
Accumulation Value   The Accumulation Value on the Policy Date will be equal to all Net Premiums paid for this Policy minus the Monthly Deduction for the current Policy month.
At any point in time, we adjust the Accumulation Value by:
a.	adding the amount of Net Premiums paid.
b.	adding any increases, or subtracting any decreases, as a result of market performance in the Separate Account.
c.	adding interest credited under the Fixed Account and Loan Collateral Account.
d.	subtracting the amount of any partial surrenders.
e.	subtracting Monthly Deductions and all other expenses and fees as shown in the Policy Specifications.

Fixed Account Value   At any point in time, we adjust the Fixed Account Value by:
a.	adding the amount of the Net Premiums allocated or other amounts transferred to the Fixed Account (net of any charges).
b.	adding daily interest credited to the Fixed Account as explained in the "Interest Credited Under Fixed Account" provision.
c.	subtracting the amount of any transfer from the Fixed Account.
d.	subtracting any portion of the Monthly Deduction deducted for the current Policy Month.
e.	subtracting any portion of a partial surrender.
Separate Account Value   The Separate Account Value, if any, with respect to this Policy, for any Valuation Period is equal to the sum of the then stated values of all Sub-Account(s) under each Separate Account.  The stated value of each Sub-Account is equal to:
a.	the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account with respect to this Policy;
b.	multiplied by the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.
Variable Accumulation Unit Value   Net Premiums, or portions thereof, allocated, or amounts transferred, to each Sub-Account are converted into Variable Accumulation Units by dividing the amount allocated or transferred by the unit value of the applicable Sub-Account on the date of the conversion.
Loan Collateral Account Value   The Loan Collateral Account Value, if any, is the amount equal to any outstanding loan(s), including capitalized loan interest, less any amounts as described in "Loan Repayment" provision.  Daily interest is credited to the Loan Collateral Account as described in the "Interest Credited Under Loan Collateral Account" provision.
Interest Credited Under Fixed Account   We will credit interest to the Fixed Account daily.  The interest rate credited to the Fixed Account will never be less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications.  Interest in excess of the guaranteed rate may be applied as determined by us.  Such interest is referred to in this Policy as excess interest and is not guaranteed.  Interest will begin to accumulate as of the date the Net Premium or any value is directed to the Fixed Account.

Interest Credited Under Loan Collateral Account   We will credit interest to the Loan Collateral Account daily.  The interest credited will never be less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications. Interest in excess of the guaranteed rate may be applied as determined by us.
Mortality and Expense Risk ("M&E") Charge   M&E charges will be deducted as part of the Monthly Deduction.  On each Monthly Anniversary Day, we will deduct a Mortality and Expense Risk ("M&E") Charge based on the Accumulation Value of each Sub-Account, as applicable.  This charge will not exceed the following:
a.	the Guaranteed Maximum Mortality and Expense Risk Charge Rate (Guaranteed Maximum M&E Charge Rate) shown in the Policy Specifications;
b.	multiplied by the Accumulation Value allocated to each respective Sub-Account, as applicable; and
c.	divided by 12.
Fees Associated with the Underlying Funds   Underlying Fund operating expenses may be deducted by each Underlying Fund as set forth in its offering memorandum.
Monthly Deduction   Each month, beginning with the Policy Date and on each Monthly Anniversary Day thereafter, we will subtract the Monthly Deduction from the Fixed Account and any Sub-Account in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.
The Monthly Deduction for a Policy Month equals:
a.	the Monthly Administrative Fee guaranteed not to exceed the Guaranteed Maximum Monthly Administrative Fee as described in the Policy Specifications.
b.	plus Mortality and Expense Risk ("M&E") Charge guaranteed not to exceed the guaranteed maximum rates shown in the Policy Specifications.
c.	plus the monthly cost of any supplemental Riders and optional benefits.
d.	plus the Cost of Insurance as described in the "Cost of Insurance" provision.
Cost of Insurance   The monthly Cost of Insurance under this Policy will be equal to (a) multiplied by the result of (b) minus (c), where:
(a)	is the Cost of Insurance Rate as described in the "Cost of Insurance Rates" provision;
(b)	is the death benefit at the beginning of the Policy Month, divided by 1,000; and
(c)
is the Accumulation Value at the beginning of the Policy Month after the deduction of the Monthly Administrative Fee and the Mortality and Expense Risk ("M&E") Charge, but prior to the deduction for the monthly Cost of Insurance, divided by 1,000.

Cost of Insurance Rates   The monthly Cost of Insurance Rates are determined by us.  The Cost of Insurance Rates will not exceed the amounts described in the Policy Specifications.  We may use rates lower than the Guaranteed Maximum Cost of Insurance Rates.
If the Insured is in a rated Premium Class, the annual Cost of Insurance Rates equal:
a.	the then current Cost of Insurance Rate;
b.	multiplied by the Risk Factor, if any, shown in the Policy Specifications;
c.	plus the applicable Annual Flat Extra Insurance Cost, if any, shown in the Policy Specifications.

Charges Applied to Policy Values   Charges and deductions made according to this Policy's provisions will be deducted from the Fixed Account Value and the Separate Account Value in the same proportion that these values bear to the sum of the Accumulation Value on the date of the deduction. The amount will be withdrawn from the Net Accumulation Value in the same order as described under the "Monthly Deductions" provision.  The portion of the deduction attributable to the Separate Account Value will reduce each underlying amounts of such Separate Account in the same proportions that they bear to the total of such Separate Account Value unless you and us agree otherwise.
The number of Variable Accumulation Units deducted is determined by dividing the amount of the deduction attributable to each account by the account's Variable Accumulation Unit Value for the Valuation Period when the charge was made. The resulting number of account Variable Accumulation Units will be deducted from the total Variable Accumulation Units for that account.
Basis of Values   Minimum Policy values are based on the mortality assumptions and interest rates shown in the Policy Specifications. The values of this Policy are at least equal to the minimum required by law. If required, a detailed statement of the method used to determine Policy Values and reserves has been filed with the state in which this Policy is delivered.
Changes in Rates and Charges   Subject to the maximums and guarantees shown in the Policy Specifications, we may change the rates and charges that apply to your Policy.  Among the rates and charges that can change are the monthly Cost of Insurance Rates, excess interest rates credited to the Fixed Account, Mortality and Expense Risk Charge, and Monthly Administrative Fees.  We will not make any changes to these rates and charges in order to distribute past gains or recoup past losses.
If a change in Cost of Insurance Rates is made, it will be based on our expectations at that time as to future cost factors, which may include, but are not limited to mortality, investment earnings, persistency, expenses (including reinsurance costs and taxes), policy funding, net amount at risk, loan utilization, capital requirements and reserve requirements. Any change will apply uniformly to all individuals of the same Premium Class and policy duration as the Insured.
Separate Account Provisions
Separate Account   The Separate Account is established by a resolution of our Board of Directors as a "Separate Account" under the insurance law of our state of domicile. The Separate Account is registered as a unit investment trust under the 1940 Act. Subject to any vote by persons entitled to vote thereon under the 1940 Act, we may elect to operate the Separate Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister a Separate Account.
You may allocate your Net Premiums and portions of the Accumulation Value (except for the Loan Collateral Account Value to any underlying Sub-Account(s) of a Separate Account. The Separate Account is shown in the Policy Specifications.  The Separate Account's assets (except assets in excess of the reserves and other contract liabilities of the Separate Account) will not be chargeable with liabilities arising out of any other business conducted by us.  The income, gains or losses from the Separate Account's assets will be credited or charged against the Separate Account without regard to the income, gains or losses of the Company.  The Separate Account's assets are owned and controlled exclusively by us, and we are not a trustee with respect to such assets.
We may change the investment policy of the Separate Account at any time. In the event of such a change, we will endorse this Policy to reflect this change and may take any other necessary or appropriate action required to effect this change. If required by the Insurance Commissioner, we will file any such change for approval with the Department of Insurance in our state of domicile and in any other state or jurisdiction where this Policy is issued.

Sub-Accounts   A Separate Account is divided into Sub-Accounts.  The assets of each Sub-Account will be invested fully and exclusively in shares of the appropriate Underlying Fund for such Sub-Account. The investment performance of each Sub-Account will reflect the investment performance of the appropriate Underlying Fund.  For each Sub-Account, we will maintain Variable Accumulation Units as a measure of the investment performance of the Underlying Fund shares held in such Sub-Account. We may add or delete Sub-Accounts at any time.
Investments of the Sub-Accounts   All amounts allocated or transferred to a Sub-Account will be used to purchase shares of the appropriate Underlying Fund.  Each Underlying Fund will at all times be registered under the 1940 Act as an open-end management investment company.  After due consideration of appropriate factors, we may eliminate or substitute Underlying Funds in accordance with the "Underlying Fund Withdrawal and Substituted Securities" provision.  Any and all distributions made by an Underlying Fund will be reinvested in additional shares of that Underlying Fund at net asset value.  Deductions by us from a Sub-Account will be made by redeeming a number of Underlying Fund shares at a net asset value equal in total value to the amount to be deducted.
Investment Risk   Underlying Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of an Underlying Fund's investment adviser or sub-adviser to manage that Underlying Fund and anticipate changes in economic conditions.  You bear the entire investment risk of gain or loss of the Separate Account assets under this Policy.
Underlying Fund Withdrawal and Substituted Securities   We may add, change or eliminate any Underlying Funds that the Separate Account or the Sub-Accounts invest in, subject to state and federal laws and regulations.  An Underlying Fund may also discontinue offering their shares to the Sub-Accounts.
Transfer Privilege Provisions
Transfer Privilege   At any time while this Policy is In Force, other than during the "Right to Examine Period," you have the right to transfer amounts among the Fixed Account and Sub-Account(s) available under this Policy, subject to the "Rights of Owner" provision and the "Minimums for Partial Surrender and Transfers" section of the Policy Specifications.  All such transfers are subject to the following:
a)	Transfers may be made by Request, subject to our consent. Our consent is revocable upon Notice to you.
b)
Transfer Requests must be received in a form acceptable to us at the Administrator Mailing Address prior to the time of day set forth in the offering memorandum and on a Valuation Day in order to be processed as of the close of business on the date the Request is received; otherwise, the transfer will be processed on the next Valuation Day.

c)	We will not be responsible for (1) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (2) the authenticity of such instructions.
d)	A single transfer Request may consist of multiple transactions.
e)	The amount being transferred may not exceed the maximum transfer amount limit, if any then in effect as established by an Underlying Fund to which you have premium allocated.
f)
The amount being transferred may not be less than the Minimum Transfer Amount shown in the "Minimums for Partial Surrender and Transfers" section of the Policy Specifications unless the entire value of the Fixed Account or Sub-Account(s) is being transferred.

g)
Any value remaining in the Fixed Account or a Sub-Account following a transfer may not be less than the Minimum Remaining Value of the Fixed Account or Sub-Account(s) After a Transfer as shown in the "Minimums for Partial Surrender and Transfers" section of the Policy Specifications.

h)
Transfers involving a Sub-Account(s) will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit Values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers involving Sub-Account(s) will be subject to such additional terms and conditions as may be imposed by the corresponding Funds.

Transfer Fees   We reserve the right to charge a fee for each transfer Request in excess of the Policy Year's maximum number of transfers as described in "Expenses Charges and Fees" section of the Policy Specifications. The Transfer Fee is guaranteed not to exceed the Guaranteed Maximum Transfer Fee shown in the Policy Specifications. Transfer fees may be deducted on a pro-rata basis and will be withdrawn from the Fixed Account or Sub-Account(s) from which the transfer is being made. We further reserve the right to charge any additional fee assessed by an Underlying Fund in connection with any transfer.
Transfers From a Sub-Account   Transfers which Request that amounts be transferred from one or more Sub-Account(s) may be:
a.	refused if the Underlying Fund refuses a transfer Request from us; or
b.	restricted or prohibited, based upon instructions received from the Underlying Fund as a result of the review of information about your trading activity which we have provided to the Underlying Fund.
Change of Terms and Conditions   e reserve the right to limit or modify transfers that may have an adverse effect on other Policy Owners.  Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if we determine that your use of the transfer right may disadvantage other Policy Owners.
Surrender Provisions
Surrender   Upon Request, you may surrender this Policy for its Surrender Value while this Policy is In Force and the Insured is living.  A surrender Request received by us within 31 days after a Policy Anniversary will be treated as a surrender on the Policy Anniversary, otherwise the surrender Request will be effective on the date we approve your Request.  All coverage under this Policy will terminate upon surrender for its Surrender Value.
The Surrender Value will be paid in a lump sum unless you choose a settlement option we make available.  Any deferment of payments will be subject to the "Deferment of Payments" provision.
Partial Surrender (i.e. Withdrawal)   Upon Request, you may make a partial surrender from this Policy at any time while this Policy is In Force.  The amount of the partial surrender must be equal to or greater than the "Minimums for Partial Surrender and Transfers" section of the Policy Specifications.  Any deferment of payment of a partial surrender will be subject to the "Deferment of Payments" provision.
The Specified Amount remaining after the partial surrender must be equal to or greater than the Minimum Specified Amount shown in the Policy Specifications.  The amount of the partial surrender will be withdrawn from the Net Accumulation Value in the same order as described in the "Monthly Deductions" provision.

Any surrender from Sub-Account(s) will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which each Sub-Account is reduced.  The cancellation of such units will be based on the Variable Accumulation Unit Value of each Sub-Account is determined at the close of the Valuation Period during which the surrender is effective.
Effect of Partial Surrenders on Accumulation Value and Specified Amount   When a partial surrender is made, as of the end of the Valuation Day, the Accumulation Value will be reduced by the amount of the partial surrender.
If Death Benefit Option 1 is in effect, the death benefit and the Specified Amount will be reduced based on the amount of the partial surrender and if applicable, the amount of the reduction will be equal to the greater of:
a)	zero; or
b)	an amount equal to the amount of the partial surrender minus the greater of i) zero or ii) the result of [(1) minus (2)] divided by (3), where:
(1)
is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the partial surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;

(2)	is the Specified Amount immediately prior to the partial surrender; and
(3)	is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.
If Death Benefit Option 2 is in effect, the death benefit will be reduced by the amount of the partial surrender. The Specified Amount will not be reduced.
If Death Benefit Option 3 is in effect, the Accumulated Premium Amount and the death benefit will be reduced by the amount of the partial surrender. If the partial surrender exceeds the Accumulated Premium Amount, the Specified Amount will be reduced by the amount of the excess. The Specified Amount will not be reduced below the Minimum Specified Amount shown in the Policy Specifications.  Any decrease in the Specified Amount will be processed as described in the "Decreases in the Specified Amount" provision.
Loan Provisions
Loans   If this Policy has Surrender Value available, we will grant a loan against the Policy provided:
a.	a loan agreement is properly executed; and
b.	you make a satisfactory assignment of this Policy to us.
A loan may be for any amount up to the current Surrender Value but must be greater than the Minimum Loan Amount as shown in the Policy Specifications.  We reserve the right to modify this amount in the future.  We reserve the right to limit the amount on any loan so that the total Debt will not exceed 90% of the current Accumulation Value.  The amount borrowed will be paid within 7 calendar days of our receipt of your loan Request, except as specified in the "Deferment of Payments" provision.
We will withdraw the amount equal to your loan Request from the Net Accumulation Value in the same order as described in the "Monthly Deductions" provision and transfer the amount to the Loan Collateral Account.

Loan Repayment   The outstanding loan balance at any time includes accrued interest on the loan.  Debt may be repaid at any time during the lifetime of the Insured.  The minimum loan repayment is the lesser of the Minimum Loan Repayment Amount shown in the Policy Specifications or the amount of the outstanding Debt.
Every payment to us on this Policy will be considered a premium payment unless clearly marked for loan repayment or for payment of loan interest.  Loan repayments are not subject to a Premium Load. Any loan repayment is applied to the loan interest first and then to the principal.  Repayment of Debt, other than loan interest, will cause the Loan Collateral Account to be reduced and an equivalent amount will be allocated to the Fixed Account and Sub-Account(s) on the same basis as the most recent premium allocation instructions unless we agree otherwise pursuant to your Request.
Interest Rate Charged on Loan   The interest charged on the loan will be at an adjustable rate, based on a published monthly average, payable in arrears.  When your first policy loan is made, we will provide Notice of the initial policy loan interest rate charged.  We may adjust the rate on each Policy Anniversary. The new rate will apply to both new and outstanding policy loans.
The interest rate charged during any Policy Year will not exceed the maximum rate for that year. The maximum rate will be the greater of:
a.	the "Published Monthly Average" (as defined below) for the calendar month which ends 2 months before the month in which the Policy Anniversary occurs; or
b.	the Initial Policy Loan Interest Rate Charged, as shown in the Policy Specifications.
The term "Published Monthly Average" as used within this provision means the monthly average of the composite yield on Moody's Corporate Bond Yield Average – Monthly Average Corporates as published by Moody's Investors Service, Inc., or its successors. If such average is no longer published, we will use the average established by law or regulation by the insurance supervisory official of the jurisdiction in which this Policy is delivered. We guarantee that the interest rate charged will never exceed the maximum rate imposed by law or regulation in the jurisdiction in which this Policy is delivered.
We will not increase the loan interest rate charged until the new annual maximum rate exceeds the rate then currently charged under this Policy by at least 0.5% annually. We will reduce the rate being charged whenever such reduction results in a new annual maximum rate that is at least 0.5% lower than the rate then currently being charged under this Policy. We will provide reasonable Notice prior to any change in the loan interest rate charged while a policy loan is outstanding.
Interest charged on the loan accrues daily and is payable annually on each Policy Anniversary or as otherwise agreed by us pursuant to your Request.  Loan interest, if not paid when due, will be treated as an additional loan and will be withdrawn from the Net Accumulation Value in the same order as described in the "Monthly Deductions" provision and transferred into the Loan Collateral Account.
Debt   A loan against this Policy, unless repaid, will have an effect on the Surrender Value.  A loan reduces the then Surrender Value while repayment of a loan increases the Surrender Value.  Any Debt at time of settlement will reduce the Death Benefit Proceeds payable under this Policy.
If at any time the total Debt against this Policy, including interest accrued but not due, equals or exceeds the current Accumulation Value, this Policy will enter the grace period as described in the "Grace Period" provision.

General Provisions
Annual Report   We will provide you with a report (Statement of Account) at least once a year without charge showing the activity of this Policy for the past Policy Year. The report will show:
a.	the Accumulation Value as of the reporting date;
b.	the amounts deducted from or added to the Accumulation Value since the last report;
c.	the current Death Benefit;
d.	the current Policy values;
e.	premiums paid and any Premium Load, Administrative Fees, Monthly Deductions, Cost of Insurance and partial surrenders since the last report; and
f.	outstanding Debt.
This report will also include any other information required under the laws and regulations of the state in which this Policy is delivered.
Compliance with the Internal Revenue Code   This Policy is intended to qualify as life insurance under the Internal Revenue Code.  The Death Benefit Proceeds provided by this Policy are intended to qualify for the tax treatment accorded to life insurance under Federal law.  If at any time the premium paid under this Policy exceeds the amount allowable for such qualification, we will refund the premium to you with interest within 60 days after the end of the Policy Year in which the premium was received.  The interest rate used on any refund will be the excess premium's pro rata rate of return on the contract until the date we notify you that the excess premium and the earnings on such excess premium have been removed from this Policy. Any interest may be taxable to you.
We reserve the right to increase the death benefit (which may result in larger charges under a Policy) or to take any other action deemed necessary to maintain this Policy's compliance with the Federal tax definition of life insurance. We also reserve the right to refuse to make any change in the Specified Amount or any other change if such change would cause this Policy to fail to qualify as life insurance under the Internal Revenue Code.
Deferment of Payments   Any amounts payable as a result of loans, full surrender, or partial surrenders (i.e. withdrawals) will be paid within 7 calendar days after we receive your Request.  However, payment of amounts from the Sub-Account(s) may be postponed until the next Valuation Day. We reserve the right to defer the payment of such amounts from the Fixed Account for up to 6 months from the date we receive your Request. During any such deferred period, the amount payable will bear interest as required by law.  However, a loan or partial surrender for payment of premium to us will not be deferred.

Modified Endowment   Only with your Election, provided at the time of application or a later date, will this Policy be allowed to become a modified endowment contract under the Internal Revenue Code. Otherwise, if at any time the premiums paid under this Policy exceed the limit for avoiding modified endowment contract status, the excess premium will be held in a separate deposit fund, credited with interest, and will be used to pay future premium payments. The Funds held in the separate deposit fund are not considered part of your Accumulation Value, any interest may be taxable and you should consult a tax advisor if you have questions regarding this. If you instead elect to have the excess premium refunded to you, we will refund the excess premium to you with interest within sixty days after the end of the Policy Year in which the premium was received. The interest rate used on any refund or credited to the separate deposit fund created by this provision will be at a rate of interest that we declare from time to time.  Any interest may be taxable to you.
Payment of Proceeds   Proceeds means the amount payable:
a.	upon the full surrender of this Policy; or
b.	upon the Insured's death.
Upon the Insured's death, while this Policy is still In Force, the Proceeds payable will be the Death Benefit Proceeds.  Such Death Benefit Proceeds are payable subject to receipt of Due Proof of Death of the Insured.  If the Insured's death occurs within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds plus interest, if applicable.
The Proceeds payable under this Policy are subject to the adjustments described in the following provisions:
a.	"Misstatement of Age or Sex";
b.	"Incontestability";
c.	"Suicide";
d.	"Effect of Partial Surrenders on Accumulation Value and Specified Amount";
e.	"Grace Period";
f.	"Debt"; and
g.	"Premium Refund" at Insured's death.
We may require return of this Policy when Death Benefit Proceeds are paid.  Proceeds will be paid in a lump sum unless you choose a settlement option we make available.
Projection of Benefits and Values   Upon your Request, we will provide a projection of future death benefit and Policy values once a year without charge.  Additional projections are available at any time upon Request. If you Request more than one projection in a year, we reserve the right to charge a reasonable fee for each additional projection.
Effect of Policy on Riders Provisions
Effect of Policy on Riders and Endorsements   Any reference to the following term contained in any Rider or Endorsement attached to this Policy will be modified as follows:
a.	"Change of Insured Rider" refers to "Change of Insured Benefit Rider";
b.	"Specified Amount Option" refers to "Death Benefit Option" as described in this Policy; and
c.	"Continuation of Coverage (Coverage Beyond Maturity)" provision refers to "Continuation of Coverage After the Maturity Date" provision as described in this Policy.
Effect of Riders on Policy Provisions
Effect of Riders on Policy Provisions   If any Riders are attached to and made part of this Policy, policy provisions and definitions may be impacted, including those concerning premiums and Policy values.  READ YOUR POLICY AND RIDERS CAREFULLY.

Settlement Option
Payment  When the Insured dies while this Policy is In Force, Death Benefit Proceeds may be paid in a lump left with us for payment under a settlement option that we make available.
The amount applied under an option for the benefit of any Beneficiary must be at least $2,500.  The amount of each payment under an option must be at least $25.00.
You may make, change or revoke an Election at any time prior to the Insured's death.  Following the Insured's death, the Beneficiary may elect an option if you have not elected one or if the Death Benefit Proceeds are payable in one sum.  A Beneficiary will always have the option to receive a lump sum payment, but otherwise may make a change in payment under a settlement option you elect only if you provided for it in your Election.
A change of Beneficiary automatically cancels a previous Election of a settlement option.
If this Policy is assigned, the assignee's portion of Death Benefit Proceeds will be paid in one sum.  Any balance of Death Benefit Proceeds may be applied under a settlement option.
Claims of Creditors   The Death Benefit Proceeds and any income payments under this Policy will be exempt from the claims of creditors to the extent permitted by law.

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The Lincoln National Life Insurance Company

 INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE
Death Benefit Proceeds are payable upon the Insured's death while this Policy is In Force; the Death Benefit Proceeds may be increased or decreased. The Surrender Value is payable upon surrender of this Policy. Flexible premiums are payable to the earlier of the Maturity Date or the Insured's Death. Initial Planned Premium and additional Riders and/or benefits are shown in the Policy Specifications. This Policy is non-participating; it is not eligible for dividends.